Exhibit 19.1

Insider Trading Policy

Exhibit 19.1

INSIDER TRADING POLICY

INSIDER TRADING POLICY

1.PURPOSE
Exelixis, Inc. (“Exelixis” or the “Company”) and its directors, employees and consultants are entrusted with important, confidential and proprietary information. Many of these persons are also investors in Exelixis and other companies with which Exelixis does business. Given the complexity of laws and regulations concerning when persons who are aware of certain non-public information about a company may or may not trade in the securities of that company, the goal of this Insider Trading Policy is to provide guidance so that these insiders, and Exelixis, may remain in compliance with those laws. Such compliance should also help fulfill the Company’s compliance obligations and assist Company personnel with avoiding the severe consequences associated with violations of the insider trading laws. Fulfilling our ethical and legal obligations also requires being thoughtful about our actions and exercising good judgment. If Company personnel is unsure about whether they may engage in a securities transaction while in possession of certain non-public information, they should review this Insider Trading Policy and consult with a member of the Company’s Securities Compliance Committee (“SCC”) or the Legal Department.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
Federal Securities Laws
The Federal securities laws prohibit persons who are aware of material non-public information obtained through their employment or other involvement with a company from purchasing, selling or otherwise trading in that company’s securities, as well as the disclosure of such material non-public information to others who then trade in the company’s securities. These prohibited transactions are commonly known as “insider trading.”
Persons subject to this Insider Trading Policy could be subject to severe legal penalties and disciplinary action for insider trading violations, as discussed under Section 8 (“Consequences of an Insider Trading Violation”) below.

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Exhibit 19.1

INSIDER TRADING POLICY

2.Persons Subject to Insider Trading Policy
This Insider Trading Policy applies to all directors, officers, employees, including temporary employees, and consultants (if any consultants are notified in writing that this policy applies to them). This Insider Trading Policy also applies to:
•Your family members or other persons who reside with you; and

•Any other person whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).
Finally, this Insider Trading Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (such as family or living trusts).
You are responsible for the transactions of the above-referenced persons and therefore you should make them aware of the need to confer with you before they trade in Company securities. As used in this Insider Trading Policy, “you” means anyone subject to this Insider Trading Policy.
You are expected to comply with this Insider Trading Policy until such time as you are no longer affiliated with the Company and you no longer possess any material non-public information about the Company. In addition, if you are subject to a trading blackout under this Insider Trading Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

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Exhibit 19.1

INSIDER TRADING POLICY

3.Transactions Restricted by This Policy
A.No Trading, Improper Disclosures, or Acting on Material Non-Public Information
If you are aware of “material non-public information” relating to the Company or its securities, you may not, either directly or through family members or other persons or entities:
•Engage in transactions in Company securities, except as otherwise specified in this Insider Trading Policy under Section 3.C. (“Rules Concerning Transactions under Company Plans”), “Other Transactions” in Section 3.D. (“Rules Concerning Certain Other Transactions”), and Section 5 (“Rule 10b5-1 Trading Plans (Designated Insiders Only)”) of this Insider Trading Policy; or
•Recommend the purchase or sale of any of the Company’s securities; or

•Pass that information on to others within the Company whose jobs do not require them to have that information or to anyone outside the Company, including family and friends; or
•Assist anyone engaged in the above activities.

i.What Constitutes Non-Public Information?
Information is considered “non-public” until the information has been disclosed broadly to the marketplace (such as by a Company press release or a Securities and Exchange Commission (the “SEC”) filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, information will generally not be considered fully absorbed by the marketplace until one (1) full trading day has elapsed since the information has been publicly disclosed broadly to the marketplace. The following charts provide examples illustrating when information is considered absorbed and thus trading may begin; however, please note that depending on the circumstances, the SCC may determine that a shorter or longer period should apply.
Examples:

If the information is announced pre-market	You may begin trading
Monday	Tuesday
Friday	Monday
Friday before a Monday holiday	Tuesday
If the information is announced during or after market	You may begin trading
Monday	Wednesday
Friday	Tuesday
Friday before a Monday holiday	Wednesday

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Exhibit 19.1

INSIDER TRADING POLICY

ii.What Constitutes Material Information?
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that might reasonably be expected to affect the Company’s stock price, whether positively or negatively, should be considered material. Some examples of information that would ordinarily be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;

•Earnings that are inconsistent with the consensus expectations of the investment community;

•Significant scientific, clinical or regulatory developments;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A change in dividend policy, the declaration of a stock split, or an offering of Company securities;

•The establishment of a Company stock repurchase program;

•Bank borrowings or other financing transactions out of the ordinary course;

•A change in management;

•A significant license, collaboration or other agreement, including the existence or status of negotiation of such agreement;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•The existence of any significant pending or threatened litigation, claims or disputes;

•The issuance of a significant patent, achievement of milestones or loss of important intellectual property rights of the Company; or
•Impending bankruptcy or the existence of liquidity problems.

iii.Material Non-Public Information of Another Company
Generally, it is illegal and a violation of this Insider Trading Policy to trade in securities of any other entity with whom the Company does business (such as the Company’s collaborators, customers, partners and suppliers), or the Company’s competitors while you are in possession of material non-public information about that other entity obtained in the course of your position with the Company. You may not trade in the other entity’s securities until the information becomes public or is no longer material.
iv.No Exception for Hardship
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Insider Trading Policy. The securities laws do not recognize such mitigating circumstances. In any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
v.20/20 Hindsight
Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how the transaction might be viewed in hindsight.

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Exhibit 19.1

INSIDER TRADING POLICY

B.Other Prohibited Transactions
The Company considers it improper and inappropriate for any persons subject to this Insider Trading Policy to engage in speculative transactions in Company securities or other transactions that might give the appearance of impropriety. Therefore, this Insider Trading Policy also prohibits the following transactions:
i.Short Sales
You may not engage in short sales of Company securities. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
ii.Trading in Derivative Securities
You may not engage in transactions involving puts, calls or other derivative securities based on Company securities. Given the relatively short term of publicly-traded options, they may create the appearance that you are trading based on material nonpublic information and focused on short-term performance at the expense of the Company’s long-term objectives.
iii.Hedging or Monetization Transactions
You may not engage (directly or indirectly) in any hedging or monetization transactions involving Company securities (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging or monetization transactions may allow a stockholder to own Company securities without the full risk and rewards of ownership.
iv.Trading in Margin Accounts and Pledges
Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not: (a) purchase Company securities on margin;(b) borrow against any account in which Company securities are held; or (c) pledge Company securities as collateral for a loan.
C.Rules Concerning Transactions under Company Plans Stock Option Exercises
This Insider Trading Policy does not apply to your exercise of a stock option granted to you by the Company for cash or, where permitted under the terms of your option, by a net exercise transaction with the Company. This Insider Trading Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or associated taxes, or otherwise.
i.Restricted Stock Units (RSUs)
This Insider Trading Policy does not apply to the vesting of RSUs granted to you by the Company, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs. This Insider Trading Policy does apply, however, to a sale of the Company’s common stock by you at your election in lieu of making a cash payment to cover taxes due as a result of the vesting of RSUs and the delivery of shares to you in connection with such vesting, as well as any other market sale, whether or not for the purpose of generating the cash needed to pay taxes.
ii.401(K) Plan
This Insider Trading Policy applies to an election by you to make any intra-plan transfer out of the Company stock fund within the 401(k) Plan (to the extent such transfers are otherwise permitted under the 401(k) Plan). This Insider Trading Policy also applies to an election to borrow money against your 401(k) Plan account if the loan would result in a liquidation of some or all of your Company stock held in your 401(k) Plan account, and to the repayment of a plan loan if some or all of the payments would be allocated to the Company stock fund.
iii.Employee Stock Purchase Plan

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Exhibit 19.1

INSIDER TRADING POLICY
This Insider Trading Policy does not apply to the purchase of Company stock under the Employee Stock Purchase Plan resulting from your periodic contributions of money to the plan. This Insider Trading Policy does apply, however, to the subsequent sale of any stock acquired through the Company’s Employee Stock Purchase Plan.

D.Rules Concerning Certain Other Transactions
i.Gifts
Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material non-public information or is a Designated Insider (as defined below) subject to a blackout period, as set forth in Section 4.A (“Trading Windows and Blackout Periods”) of this Insider Trading Policy, may depend on various circumstances surrounding the gift, and accordingly you are encouraged to consult the SCC when contemplating a gift. In addition, a Designated Insider contemplating a gift outside of an open trading window will be required to: (a) pre-clear the gift transaction with the SCC (even if you are not a Section 16 Filer (as defined below) normally subject to the pre-clearance requirements under this Insider Trading Policy); and (b) obtain written certification from the recipient that such recipient will not sell the securities until the next open trading window.
ii. Other Transactions
Transfers by will or the laws of descent and distribution, and transactions in mutual funds that are invested in Company securities, are not transactions subject to this Insider Trading Policy.
E.Responding to Investor Inquiries for Information
In the event that you receive an investment inquiry from someone outside the Company, you should refer the inquiry to the Company’s Investor Relations Department. The Company is required under Regulation FD (Fair Disclosure) of the federal securities laws to avoid the selective disclosure of material non-public information. In general, the regulation provides that when a public company discloses material non-public information, it must simultaneously disseminate that information in a broad, non-exclusionary manner. Violations of this regulation can subject you and the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

4.Trading Procedures for Designated Insiders and Others
Because certain people have regular access to material non-public information, we have adopted additional procedures governing when these individuals may transact in Company securities. These individuals include directors and executive officers (including those subject to the requirements of Section 16 of the Exchange Act, collectively referred to as “Section 16 Filers”) and certain other employees as designated from time to time by the SCC. We refer to all such individuals as “Designated Insiders.” However, any employee or other individual who is aware of material non-material information, regardless of status as a Designated Insider, is prohibited from transacting in Company securities or engaging in the other activities specified in Section 3.A (“No Trading, Improper Disclosures, or Acting on Material Non-Public Information”) and elsewhere in this Insider Trading Policy.
A.Trading Windows and Blackout Periods Quarterly Trading Window
Designated Insiders may not conduct transactions in Company securities, except during the following “window” periods:
•Tier 1 Designated Insiders. Unless shortened or lengthened by the SCC, each “window” period shall commence one (1) full trading day after the Company issues its press release announcing quarterly or year-end financial results, and end on the later of (x) the last business day of the second calendar month of each fiscal quarter or (y) ten (10) trading days after the window opens, provided that the “window” period shall only commence if the press release includes adequate comment on new developments during the period and that no material non-public information not disclosed in the press release exists (as determined by the SCC).
•Tier 2 Designated Insiders. Unless shortened or lengthened by the SCC, each “window” period shall commence one (1) full trading day after the Company issues its press release announcing quarterly or year-end financial results, and end on the last business day of each fiscal quarter, provided that the “window” period shall only commence if the press

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Exhibit 19.1

INSIDER TRADING POLICY
release includes adequate comment on new developments during the period and that no material non-public information not disclosed in the press release exists (as determined by the SCC).

Examples:

If the information is announced pre-market	You may begin trading
Monday	Tuesday
Friday	Monday
Friday before a Monday holiday	Tuesday
If the information is announced during or after market	You may begin trading
Monday	Wednesday
Friday	Tuesday
Friday before a Monday holiday	Wednesday
Any period other than an open trading window constitutes a “blackout period” during which Designated Insiders are restricted from transacting in Company securities.
i.Event-Specific Blackouts
From time to time, an event may occur or information may arise that is material to the Company and is known by only certain individuals inside the Company. While the event or information remains material and non-public, the individuals designated by the SCC will not be allowed to transact in Company securities, even during periods that would otherwise qualify as quarterly trading windows. If you are required to “pre-clear” transactions in Company securities in accordance with Section 6.B (“Pre-Clearance Requirement for Section 16 Filers”) below and request such pre-clearance during an event-specific blackout, you will be informed of the existence of an event-specific blackout, but you may not be advised of the reason for the blackout. If you are made aware of the existence of an event-specific blackout, you should not disclose the existence of the blackout to any other person.
ii.Exceptions
These quarterly trading restrictions and event-specific blackout restrictions do not apply to those transactions to which this Insider Trading Policy does not apply, as described in Section 3.C. (“Rules Concerning Transactions under Company Plans”) and the transactions set forth under “Other Transactions” in Section 3.D. (“Rules Concerning Certain Other Transactions”) of this Insider Trading Policy, or to transactions conducted pursuant to approved Trading Plans described in Section 5 (“Rule 10b5-1 Trading Plans (Designated Insiders Only)”) of this Insider Trading Policy.
B.Trading Platform Restrictions and Certifications
Trading platforms managed by the Company will not permit Designated Insiders to transact in Company securities during any blackout period. In addition, prior to transacting in Company securities via any trading platform managed by the Company (and regardless of whether the transaction is executed online or via telephone), all persons subject to this Insider Trading Policy will be required to certify that he or she is not currently aware of any material non-public information. For individuals who hold Company securities outside of any trading platform managed by the Company, the Company will not be able to restrict trading by Designated Insiders during blackout periods or require certification that an individual is not aware of any material non-public information; however, all employees and other individuals subject to this Insider Trading Policy will still be responsible for complying with this policy and any and all securities laws, as described in Section 7 (“Individual Responsibility”) below and including prohibitions on trading with knowledge of material non-public information, and failure to do so may result in severe consequences, as described in Section 8 (“Consequences of an Insider Trading Violation”) below.

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Exhibit 19.1

INSIDER TRADING POLICY

5.Rule 10b5-1 Trading Plans (Designated Insiders Only)
Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides, subject to compliance with the applicable provisions of the rule, an affirmative defense for persons against allegations of insider trading if the person’s transactions occur under a previously established contract, plan or instruction (a “Trading Plan”). Generally, a Trading Plan must be a plan or binding contract to purchase or sell securities, must be entered into when you are not aware of any material non-public information and must: (1) specify the amount, price and date of the transaction(s); (2) include a written formula for determining amounts, prices and dates for the transaction(s); and (3) not permit the person adopting the Trading Plan to exercise any subsequent influence over how, when, or whether to make purchases or sales.
Any Designated Insider who wishes to enter into a Trading Plan is required to submit the Trading Plan to the SCC for approval. Any such Trading Plan must be established, modified and/or terminated in compliance with the Company’s Rule 10b5-1 Trading Plan Policy. While the SCC will review a Trading Plan for compliance with this Insider Trading Policy and the Rule 10b5-1 Trading Plan Policy, approval of such Trading Plan does not constitute legal advice and does not relieve you from ensuring that any transactions entered into under the Trading Plan fully comply with any and all securities laws. If such Trading Plan meets the requirements of Rule 10b5-1, this Insider Trading Policy and the Rule 10b5-1 Trading Plan Policy, Company securities may be purchased or sold under such Trading Plan without regard to the restrictions in this Insider Trading Policy.

6.Additional Requirements for Directors and Executive Officers
A.Section 16 and Rule 144 Compliance
Directors and executive officers of the Company are deemed Section 16 Filers and accordingly must comply with the requirements of Section 16 of the Exchange Act and, if applicable, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Section 16 of the Exchange Act generally requires that directors and executive officers report changes in beneficial ownership of Company securities within two (2) business days. Rule 144 under the Securities Act may require directors and executive officers to file Forms 144 before making an open market sale of Company securities. A Form 144 notifies the SEC of your intent to sell Company securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports that you file or are filed on your behalf by the Company. If an approved transaction involves a director or executive officer, the SCC will direct Stock Administration to assist such director or executive officer in complying with the reporting requirements under Section 16(a) of the Exchange Act.
B.Pre-Clearance Requirement for Section 16 Filers
, Subject to the exceptions described below, Section 16 Filers may not engage in any transaction in Company securities (including an equity plan transaction such as an option exercise, an intra-plan transfer out of the Company stock fund within the 401(k) Plan, gifts, or any other transactions) without first obtaining pre-clearance of the transaction from the SCC.
Following a request for pre-clearance, the SCC will determine whether the transaction may proceed and will notify a Section 16 Filer if he/she is permitted to proceed with the transaction. Pre-cleared transactions not completed within five (5) business days require a new pre-clearance under the provisions of this paragraph. The SCC may, in its discretion, shorten such time period or issue a “stop trading” order should circumstances warrant.
The SCC is under no obligation to approve any transaction submitted for pre-clearance and may determine not to permit such transaction. The SCC will have no liability for any refusal to permit a transaction in Company securities or for any delay in making or communicating a decision.
Exceptions
This requirement for pre-clearance does not apply to transactions conducted pursuant to approved Trading Plans described in Section 5 (“Rule 10b5-1 Trading Plans (Designated Insiders Only)”) of this Insider Trading Policy or to the transactions set forth under “Other Transactions” in Section 3.D. (“Rules Concerning Certain Other Transactions”) of this Insider Trading Policy.

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Exhibit 19.1

INSIDER TRADING POLICY
C.Broker Interface Procedures
The timely reporting of transactions requires close coordination with brokers handling transactions for our Section 16 Filers. As a director and/or executive officer of the Company, you are responsible for providing your broker with a copy of this Insider Trading Policy and ensuring that your broker:
•Will not execute any order (except for orders under pre-approved Trading Plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
•Will report immediately to the Company by telephone and in writing (via e-mail or fax) the details of every transaction involving Company stock, including gifts, transfers and all Trading Plan transactions.
D.Prohibition of Trading During Pension Plan Blackouts
No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in
Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to: purchases or sales of Company securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits directors and executive officers to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions of equity securities by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in Company securities, even if believed to be exempt from Regulation BTR, without first consulting a member of the SCC.

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Exhibit 19.1

INSIDER TRADING POLICY

7.Individual Responsibility
Persons subject to this Insider Trading Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company securities while aware of material non-public information. Each individual is responsible for making sure that he or she complies with this Insider Trading Policy, and that any family member, household member or other person or entity whose transactions are subject to this Insider Trading Policy, as discussed under Section 2 (“Persons Subject to Insider Trading Policy”) above, also comply with this Insider Trading Policy. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Insider Trading Policy, including any approved Trading Plans described in Section 5 (“Rule 10b5-1 Trading Plans (Designated Insiders Only)”) above, or otherwise, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Insider Trading Policy or applicable securities laws. See Section 8 (“Consequences of an Insider Trading Violation”) below.

8.Consequences of an Insider Trading Violation
The consequences of an insider trading violation can be severe:
A.On Traders
Company personnel (or their tippees) who trade on material non-public information are subject to the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;

•A criminal fine of up to $5,000,000; and

•A jail term of up to twenty (20) years.

B.On Tippers
Company personnel who communicate, or “tip,” material non-public information to a person who then trades are subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.
C.On Control Persons
The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

D.Additional Sanctions by the Company
An employee’s failure to comply with the Company’s Insider Trading Policy may subject the employee to Company-imposed sanctions, including termination of employment for cause, whether the employee’s failure to comply results in a violation of law.

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9.Company Assistance
If you have a question about this Insider Trading Policy or its application to any proposed transaction you may obtain additional guidance from any member of the SCC at exelixis-scc@exelixis.com. Ultimately, however, the responsibility for complying with this Insider Trading Policy and avoiding unlawful transactions rests with you.

10.Administration and Amendments
This Insider Trading Policy shall be administered by the Company’s SCC under the direction of the Compensation Committee of the Company’s Board of Directors. Except for technical, administrative and other non-substantive changes, this Insider Trading Policy may be amended only by the Company’s Board of Directors.

11.Certification
All employees and directors subject to this Insider Trading Policy must certify their understanding of, and intent to comply with, all provisions of the Company’s Insider Trading Policy.

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